Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Evercore Contact:
Paul J. Crecca	John Honts
(914) 289-9420	(212) 857-3145
pjcrecca@haightscross.com	honts@evercore.com

Editorial Contact:
Michael Stugrin
(562) 498-6353
mstugrin@verizon.net
HAIGHTS CROSS COMMUNICATIONS ANNOUNCES
INTENDED SALE OF ALL BUSINESS ASSETS
White Plains, NY, January 28, 2008 — Haights Cross Communications, Inc. (HCC) today announced that it has completed a comprehensive strategic review and has finalized plans to offer for sale all of its business assets. Included in the sale are the company’s three remaining operating units:
■ Triumph Learning — HCC’s test-prep and intervention business, comprised of its Coach, Buckle Down, and Options brands.

■ Recorded Books — a leading publisher of unabridged audiobooks and other audio media for libraries, schools, and consumers, with operations in the US and the UK.

■ Oakstone Publishing, a publisher of continuing medical education (Oakstone Medical and CMEInfo) and employee wellness materials (Oakstone Wellness and Personal Best).
A sale process for Sundance/Newbridge Educational Publishing, HCC’s K-12 supplemental education business, began in November 2007 and is continuing.
Paul J. Crecca, HCC’s President and Chief Executive Officer, commented: “Upon the completion of our recapitalization in August 2007 and the constitution of our Board of Directors, we indicated we would evaluate all strategic alternatives, including the possible sale of all or substantially all of our assets. Throughout this process, the Haights Cross businesses and our committed employees have remained focused on providing customers with quality products and services, and thus strengthening their positions in the markets they serve. We believe that despite the current economic environment, these assets offer compelling value to prospective buyers.”
Evercore Partners Inc. (NYSE: EVR) is the company’s financial advisor and is coordinating the sale process.

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public and school libraries, consumers, and continuing medical education. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing and Options Publishing (Iowa City, IA), Recorded Books (Prince Frederick, MD), and Oakstone Publishing (Birmingham, AL). For more information, visit www.haightscross.com.
Safe Harbor Statement:
This press release contains certain forward-looking statements which you can identify by terms such as “subject to”, “might”, and similar expressions intended to identify forward-looking statements. These statements reflect the conditions upon which the transactions discussed in this release are contingent on certain future events the outcome of which is not certain. These uncertainties and other factors may cause our actual outcome of the transactions discussed in this release to be materially different from those expressed or implied by our forward-looking statements. In light of these uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.